UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

(Amendment No.    )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

SolarEdge Technologies, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 9, 2022

Dear Valued Stockholder:

On April 29, 2022, SolarEdge Technologies, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”), which was distributed in connection with the Company’s 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Company’s offices located at 700 Tasman Dr., Milpitas, CA 95035, on Monday, June 20, 2022, at 9 a.m. Pacific Time. The Company is filing this supplement to the Proxy Statement to update biographical information of Betsy Atkins, one of the two Class I director nominees up for election at the Annual Meeting. The updated biography includes Ms. Atkins’ current employment, the dates of certain past positions, and additional current and former public company directorships. A revised biography incorporating this additional information is provided below. Other than as described herein, all other items and information included in the Proxy Statement remain unchanged.

SUPPLEMENT

The biography for Ms. Atkins included in Proposal 1—Election of Directors—of the Proxy Statement is hereby updated and restated in its entirety as follows:

Other Current Public Boards: Wynn Resorts, Limited, SL Green Realty Corp. and Enovix Corporation

Betsy Atkins has served as the CEO of Baja Corporation, an independent venture capital firm focused on technology, renewable energy and life sciences, since 1994.  She has previously served as CEO and Chairman of SaaS company Clear Standards, Inc., an energy management and sustainability software company, a position she held between February and August 2009. She also served as CEO of Key Supercomputer, focused on seismic analytics, applying AI machine learning technology to pinpoint reserves using predictive and prescriptive analytics, between 2008 and 2010 and as CEO of NCI, Inc., a food manufacturer creating Nutraceutical and Functional Food products. In addition, Ms. Atkins is a highly acclaimed public company Board Director and author. Ms. Atkins has served on some of the world’s most visible global public company boards. For 20 years, she has worked behind the scenes at companies like Schneider, Lucent, Vonage, SunPower Corp, Paychex and Nasdaq Inc. Ms. Atkins started her business career as an entrepreneur co-founding several successful high tech, energy and consumer companies including Ascend Communications. Ms. Atkins is an effective operational leader, having served as CEO three times and she has a strong global and operational perspective encompassing the full range of experience from growth to restructuring and is a recognized ESG and Governance thought leader. Her corporate board experience covers industries including Technology, Energy Management, Solar, Industrial Automation, Manufacturing, Automotive, and Logistics. Ms. Atkins brings the knowledge of leveraging next gen digital technologies, is an innovative entrepreneur for tech enablement for the future of work for manufacturing 4.0 initiatives (i.e. applying industrial Internet of Things, or IIoT, for preventative maintenance in the Industrial, Automotive, and Aerospace sectors). Ms. Atkins has a global, broad perspective on energy from her role as Lead Director at SunPower Corporation, the renewable solar company, and Schneider Electric, SA, the energy efficiency infrastructure monitoring and industrial automation process control company, where she served from 2005 to 2012 and 2011 to 2019, respectively. She also served on the boards of Covetrus, Inc. and its predecessor, Vets First Choice, a pharmaceutical company, from February 2016 until September 2019, Cognizant Technology Solutions Corporation, an information technology services company, from April 2017 to October 2018 and HD Supply, Inc., an industrial distributor, from September 2013 to April 2018. Her areas of experience include Artificial Intelligence, Seismic Analytics, Internet of Things (IoT), using technology to digitize processes driving accuracy and productivity, Cyber Security, Mobile and SaaS. Ms. Atkins currently serves on the public boards of Wynn Resorts, Limited, SL Green Realty Corp. and Enovix Corporation. Ms. Atkins holds a degree in liberal arts from the University of Massachusetts, Magna Cum Laude.

THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.  This supplement is being filed with the SEC and made available to stockholders on or about June 9, 2022. As mentioned above, except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged. We encourage you to vote “FOR” the two director nominees in Proposal 1—Election of Directors.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the section “Revocability of Proxies” in the Proxy Statement for instructions on how to do so. Thank you for your support of SolarEdge Technologies, Inc.